Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Becton, Dickinson and Company

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Biosciences and Diagnostic Solutions Business of Becton, Dickinson and Company (“BDS Business”) as of September 30, 2025 and 2024, the combined statements of income, comprehensive income and cash flows for each of the three years in the period ended September 30, 2025 and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the BDS Business at September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the BDS Business’s management. Our responsibility is to express an opinion on the BDS Business’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the BDS Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The BDS Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the BDS Business’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Income taxes – Application of Separate Return Method

Description of the Matter

As discussed in Notes 1 and 11, the income tax provision and related income tax accounts on the balance sheet in the combined financial statements were calculated as if the BDS Business filed a separate tax return as a standalone entity. As a result, the recognition and measurement of certain items reflected in the combined financial statements may be different than how they are reflected in the Becton, Dickinson and Company’s consolidated financial statements. The BDS Business recognized a combined provision for income taxes of $70 million for the year ended September 30, 2025, a liability for unrecognized tax benefits of $54 million, deferred tax assets net of valuation allowance of $222 million and deferred tax liabilities, net of $94 million as of September 30, 2025.

Auditing the BDS Business’s income tax accounts is especially challenging because of the complexities and significant management judgment in the allocations and assumptions necessary to prepare the income tax accounts on a separate return basis as a standalone entity.

How We Addressed the Matter in Our Audit	To evaluate the BDS Business’s income tax provision and related income tax accounts on the balance sheet, we performed audit procedures that included, among others, testing management’s assumptions and attribution of current and deferred income tax assets and liabilities of Becton, Dickinson and Company to the BDS Business, and evaluation of applicable tax law, tax regulations and other regulatory guidance. We also involved our tax subject matter professionals in our testing over the income tax provision, deferred income taxes, uncertain tax positions and transfer pricing. We also evaluated the adequacy of the BDS Business’s income tax disclosures included in Note 1 and 11 to the combined financial statements in relation to these matters.

We have served as the BDS Business’s auditor since 2025.

/s/ Ernst & Young LLP

New York, New York

December 11, 2025

Combined Statements of Income

BDS Business

Years Ended September 30

Millions of dollars	2025	2024	2023
Revenues:
Product sales	$2,866	$2,945	$3,026
Service sales	430	398	368

Total net sales	3,296	3,343	3,394
Operating costs and expenses:
Cost of product sales	1,390	1,443	1,426
Cost of service sales	276	270	270

Total cost of sales	1,666	1,713	1,696

Selling and administrative expense	865	866	849
Research and development expense	321	306	342
Integration, restructuring and transaction expense	5	89	55
Other operating income, net	—	(2)	(5)

Total Operating Costs and Expenses	2,857	2,972	2,937

Operating Income	439	371	457
Other expense, net	(16)	(5)	(3)

Income Before Income Taxes	423	366	454
Income tax provision	70	45	39

Net Income	$353	$321	$415

See notes to combined financial statements.

Combined Statements of Comprehensive Income

BDS Business

Years Ended September 30

Millions of dollars	2025	2024	2023
Net Income	$353	$321	$415
Other Comprehensive Income, Net of Tax
Foreign currency translation adjustments	20	38	81
Other Comprehensive Income, Net of Tax	20	38	81

Comprehensive Income	$373	$359	$496

See notes to combined financial statements.

Combined Balance Sheets

BDS Business

September 30

Millions of dollars	2025	2024
Assets
Current Assets
Cash and equivalents	$74	$64
Trade receivables, net	597	572
Inventories, net	743	695
Prepaid expenses and other	133	133

Total Current Assets	1,547	1,464
Property, Plant and Equipment, Net	647	662
Goodwill	896	886
Other Intangibles, Net	179	226
Other Assets	762	738

Total Assets	$4,031	$3,976

Liabilities and Parent’s Equity
Current Liabilities
Accounts payable	$197	$217
Accrued expenses and other liabilities	300	324
Salaries, wages and related items	153	156

Total Current Liabilities	650	697
Deferred Income Taxes and Other Liabilities	413	427
Parent’s Equity
Accumulated other comprehensive loss	(92)	(112)
Net parent investment	3,060	2,964

Total Parent’s Equity	2,968	2,852

Total Liabilities and Parent’s Equity	$4,031	$3,976

See notes to combined financial statements.

Combined Statements of Cash Flows

BDS Business

Years Ended September 30

Millions of dollars	2025	2024	2023
Operating Activities
Net income	$353	$321	$415
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	170	174	169
Share-based compensation	43	44	46
Impairment of intangible assets	31	—	—
Loss on settlement of investment	10	—	—
Pension and other postretirement benefit expense	8	16	21
Deferred income taxes	(25)	(45)	(51)
Contingent consideration fair value adjustment	—	(7)	(17)
Change in operating assets and liabilities:
Trade receivables, net	(18)	49	(87)
Inventories, net	(45)	5	5
Prepaid expenses and other	(28)	(15)	(4)
Accounts payable, income taxes and other liabilities	(44)	68	(66)
Other, net	7	31	(60)

Net Cash Provided by Operating Activities	462	641	371

Investing Activities
Capital expenditures	(50)	(64)	(73)
Investment in placed instruments	(82)	(81)	(91)
Acquisition, net of cash acquired	(12)	—	—
Acquisitions of intangible assets	(9)	(10)	(8)
Other, net	10	8	(7)

Net Cash Used for Investing Activities	(143)	(147)	(179)

Financing Activities
Net transfers to Parent	(309)	(470)	(174)

Net Cash Used for Financing Activities	(309)	(470)	(174)

Net Increase in Cash and equivalents	10	24	18
Opening Cash and equivalents	64	40	22

Closing Cash and equivalents	$74	$64	$40

See notes to combined financial statements.

Notes to Combined Financial Statements

BDS Business

Millions of dollars, or as otherwise specified

Note 1 — Background and Basis of Presentation

Background

On July 13, 2025, Becton, Dickinson and Company (“BD” or the “Parent”) entered into a definitive agreement to combine the Biosciences and Diagnostic Solutions Businesses of BD (together, the “Company” or the “BDS Business”) through an initial spin-off, followed by a merger executed as a Reverse Morris Trust transaction with Waters Corporation (“Waters” and such transaction, the “Transaction”). In order to effect the Transaction, Waters and BD entered into a number of agreements, including a merger and separation agreement. These agreements provide for (1) the separation of the BDS Business from BD’s other businesses and the subsequent transfer of the BDS Business into Augusta SpinCo Corporation (“SpinCo”) and its subsidiaries, (2) a cash distribution to BD up to $4 billion, subject to certain adjustments (the “SpinCo Cash Distribution”), (3) the delivery to BD shareholders of all of the issued and outstanding shares of SpinCo Common Stock held by BD by way of a pro rata distribution, and (4) the merger of SpinCo with Beta Merger Sub, Inc. (“Merger Sub”), with SpinCo continuing as the surviving corporation of the merger and becoming a wholly owned subsidiary of Waters. The BDS Business is composed of instruments and informatics, reagents, single-cell multiomics tools, and a range of products focused on microbiology and infectious disease diagnostics, including molecular testing, cervical cancer screening, microbiology automation, and point-of-care solutions. SpinCo had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and will not have any assets, liabilities, operations or commitments in respect of the BDS Business until such business’ assets and liabilities are transferred to SpinCo. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the BDS Business.

The Transaction is expected to close around the end of the first quarter of calendar year 2026, subject to receipt of required regulatory approvals, Waters shareholder approval, compliance with applicable U.S. Securities and Exchange Commission (the “SEC”) requirements, the receipt of a private letter ruling from the Internal Revenue Service (“IRS”) regarding certain matters germane to the U.S. federal income tax consequences of the transactions, and satisfaction of other customary closing conditions. There are no assurances as to when the planned spin-off will be completed, if at all.

Basis of Presentation

The combined financial statements have been derived from BD’s historical accounting records and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. The assets, liabilities, revenue and expenses of the BDS Business have been reflected in these combined financial statements on a historical cost basis, as included in the consolidated financial statements of BD, using the historical accounting policies applied by BD. Historically, separate financial statements have not been prepared for the BDS Business and it has not operated as a stand-alone business from BD. The historical results of operations, financial position and cash flows of the BDS Business presented in these combined financial statements may not be indicative of what they would have been had the BDS Business actually been an independent stand-alone company, nor are they necessarily indicative of the BDS Business’s future results of operations, financial position and cash flows.

BDS Business has historically functioned together with other BD businesses. Accordingly, the BDS Business relied on certain of BD’s Corporate and Life Sciences segment support functions to operate. BD’s Life Sciences segment includes three organizational units, including the Biosciences, Diagnostic Solutions, and Specimen Management Businesses. The combined financial statements include all revenues and costs directly attributable to the BDS Business, as well as an allocation of expenses related to certain BD corporate functions and shared functions within BD’s Life Sciences segment (Note 5). These expenses have been allocated to the BDS Business on a pro rata basis of global and regional revenues, as well as headcount. The BDS Business considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had the BDS Business operated as an independent, stand-alone entity, nor are they indicative of the BDS Business’s future expenses.

Following the Transaction, certain functions that BD provided to the BDS Business prior to the Transaction will either continue to be provided to the BDS Business by BD under transition services agreements or will be performed using the BDS Business’s own resources or third-party service providers.

The combined financial statements were prepared on a going concern basis and include assets and liabilities specifically attributable to the BDS Business. Cash and equivalents and liabilities legally held by the BDS Business were included in the combined balance sheets. BD uses a centralized approach to cash management and financing of its operations. As part of BD, the BDS Business has been and will continue to be dependent upon BD for substantially all of its working capital and financing requirements. The BDS Business believes the financial support of BD is sufficient to allow it to continue to fund its operations for at least twelve months from the issuance of these combined financial statements. These arrangements are not reflective of the manner in which the business would have financed its operations had it been a stand-alone company separate from BD during the periods presented. Cash pooling, related interest, and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts are reported in Net parent investment as a component of Parent’s Equity.

The Parent’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented.

All intercompany transactions and balances within the BDS Business have been eliminated. Transactions between the BDS Business and BD have been included in these combined financial statements and are considered related party transactions (Note 5). Transactions with Parent are reflected in Parent’s Equity as Net transfers to parent and in the accompanying combined balance sheets within Net parent investment (Note 4).

The Income tax provision in the combined statements of income has been calculated as if the BDS Business filed a separate tax return and was operating as a stand-alone company. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the BDS Business’s actual tax balances prior to or subsequent to the distribution.

Management has concluded that the BDS Business operates in two segments based upon the information used by the chief operating decision-maker (“CODM”) in evaluating the performance of the BDS Business and allocating resources and capital.

Financial information is disclosed in millions unless otherwise noted. The BDS Business’s fiscal year ends on September 30. Within the combined financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Note 2 — Summary of Significant Accounting Policies

Presentation

Certain reclassifications of prior-period amounts have been made to conform to the current-period presentation of disaggregated product and service revenues and the related costs for the BDS Business. These reclassifications do not impact total revenues or results for any periods presented. See Note 3 for further details on new accounting principles adopted in the current-period, and Note 7 for further information on revenues.

Cash and Equivalents

Cash and equivalents consist of all highly liquid investments with a maturity of three months or less at time of purchase. Cash and equivalents include term deposits with one-month durations of $35 million as of September 30, 2025 and 2024. The BDS Business held restricted cash of $1 million as of September 30, 2024. There were no requirements to hold restricted cash as of September 30, 2025.

Revenue Recognition

The BDS Business recognizes revenue from product sales when the customer obtains control of the product, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. Revenues associated with certain instruments and equipment for which installation is complex, and therefore significantly affect the customer’s ability to use and benefit from the product, are recognized upon customer acceptance of these installed products. Revenue for certain service arrangements, including extended warranty and software maintenance contracts, is recognized ratably over the contract term. When arrangements include multiple performance obligations, the total transaction price of the contract is allocated to each performance obligation based on the estimated relative stand-alone selling prices of the promised goods or services underlying each performance obligation. The BDS Business generally estimates stand-alone selling prices using its list prices and a consideration of typical discounts offered to customers. Variable consideration, such as rebates, sales discounts and sales returns, is estimated and treated as a reduction of revenue in the same period the related revenue is recognized. These estimates are based on contractual terms, historical practices, and current trends, and are adjusted as new information becomes available. Revenues exclude any taxes that the BDS Business collects from customers and remits to tax authorities.

Additional disclosures regarding the BDS Business’s accounting for revenue recognition are provided in Note 7.

Trade Receivables

The BDS Business grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The allowance for doubtful accounts represents the BDS Business’s estimate of expected credit losses relating to trade receivables and is determined based on historical experience, current conditions, reasonable and supportable forecasts and other specific account data. Amounts are written off against the allowances for doubtful accounts when the BDS Business determines that a customer account is not collectable. See Note 13 for further information.

Inventories

Inventories are stated at the lower of approximate cost or net realizable value determined on the first-in, first-out basis.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is principally provided on the straight-line basis over estimated useful lives, which range from 20 to 45 years for buildings, four to 20 years for machinery and equipment and one to 20 years for leasehold improvements. Depreciation expense was $60 million, $62 million and $59 million in the fiscal years 2025, 2024 and 2023, respectively.

Goodwill and Other Intangible Assets

Unamortized intangible assets include goodwill and in-process research and development assets that arise from certain acquisitions made by the BDS Business. Acquired in-process research and development assets are reviewed at least annually for impairment, using qualitative and quantitative models. Goodwill is reviewed at least annually for impairment using qualitative and quantitative models at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The BDS Business has two reporting units or operating segments, which are further described in Note 8. The BDS Business reviews goodwill for each reporting unit by first performing a qualitative analysis and determining if it is more likely than not that the carrying value of the reporting unit exceeds the fair value. The quantitative model includes comparing the fair value of the reporting unit, estimated using an income approach, with the estimated carrying value. The annual impairment review performed on July 1, 2025 indicated that the reporting units’ fair values exceeded their respective carrying values.

Amortized intangible assets include developed technology, customer relationships and internally developed patents. Developed technology assets represent acquired intellectual property that is already technologically feasible upon the acquisition date or acquired in-process research and development assets that are completed subsequent to acquisition. These assets are generally amortized over periods ranging from 15 to 20 years, using the straight-line method. Customer relationship assets are generally amortized over periods ranging from 10 to 15 years, using the straight-line method. Other intangibles with finite useful lives, which include patents, are amortized over periods principally ranging from one to 20 years, using the straight-line method. Finite-lived intangible assets are periodically reviewed when impairment indicators are present to assess recoverability from future operations using undiscounted cash flows. The carrying values of these finite-lived assets are compared to the undiscounted cash flows they are expected to generate, and an impairment loss is recognized in operating results to the extent any finite-lived intangible asset’s carrying value exceeds its calculated fair value.

Foreign Currency Translation

Generally, foreign subsidiaries’ functional currencies are the local currencies of operations, and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. The U.S. dollar results that arise from such translation are included in Accumulated other comprehensive loss.

Shipping and Handling Costs

The BDS Business considers its shipping and handling costs to be contract fulfillment costs and records them within Selling and administrative expense. Shipping expenses were $76 million, $71 million and $70 million in 2025, 2024 and 2023 respectively.

Contingencies

The BDS Business establishes accruals for contingent losses which are both probable and can be reasonably estimated. Additional disclosures regarding the accounting for contingencies are provided in Note 6.

Benefit Plans

Certain employees, retirees, and former employees participate in defined benefit pension plans, as well as defined contribution and other postretirement benefit plans, which are sponsored by BD and include participants from other BD businesses (collectively, the “Shared Plans”) in the United States and in certain international locations. The participation in the Shared Plans is accounted for as a multiemployer benefit plan. Accordingly, the BDS Business does not record an asset or liability to recognize any portion of the funded status of the Shared Plans. The amount recognized as expense represents an allocation of net periodic pension and postretirement benefit cost based on the headcount of participants in the Shared Plans. Service costs are recorded to Cost of sales, Selling and administrative expense and Research and development expense while all other components of net periodic pension and postretirement benefit costs are recorded to Other expense, net in the combined statements of income. The pension and postretirement benefit expense attributable to the BDS Business participants in the Shared Plans for the years ended September 30, 2025, 2024 and 2023 was $8 million, $16 million and $21 million respectively.

BD has voluntary defined contribution plans for the benefit of substantially all the BDS Business employees meeting certain eligibility requirements. Employer contributions to such plans for the BDS Business employees were $30 million, $24 million and $19 million in 2025, 2024 and 2023 respectively.

Effective September 30, 2024, BD froze its U.S. pension plan, and its plan participants no longer accrue benefits under the plan subsequent to this date. This plan had already been frozen to new participants effective January 1, 2018.

Share-Based Compensation

Certain employees of the BDS Business have historically participated in the BD 2004 Employee and Director Equity-Based Compensation Plan, which provides long-term incentive compensation to employees and directors consisting of: stock appreciation rights, performance-based restricted stock units, time-vested restricted stock units and other stock awards. All significant awards granted under the plan will settle in shares of BD’s Class A Common Stock and are approved by BD’s Compensation and Human Capital Committee of the BD Board. As such, all related equity account balances, other than allocations of compensation expense, remained at the BD level. Stock compensation allocated for BD Corporate and Life Sciences Segment employees, who are not dedicated to the BDS Business, are included as a component of corporate allocations. The allocation of stock compensation for BD Corporate and Life Sciences employees was $13 million, $14 million and $15 million for the years ended September 30, 2025, 2024 and 2023, respectively.

The fair value of share-based payments is recognized as compensation expense. BD estimates forfeitures based on experience at the time of grant and adjusts expense to reflect actual forfeitures.

The amounts and location of compensation cost relating to both the BDS Business employees and an allocation for BD Corporate and Life Sciences employees included in the combined statements of income is as follows:

(Millions of dollars)	2025	2024	2023
Cost of sales	$9	$9	$9
Selling and administrative expense	27	28	30
Research and development expense	7	7	7

Total Share-Based Compensation Expense	$43	$44	$46

Income Taxes

Most of the BDS Business’s operations are included in the consolidated tax returns of BD. Income taxes as presented in the historical combined financial statements of the BDS Business attribute current and deferred income tax assets and liabilities of BD to the BDS Business in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the accounting guidance for income taxes. The BDS Business’s income tax provision is prepared using the separate return method. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the BDS Business were a separate taxpayer and a stand-alone enterprise. The BDS Business believes the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable.

The BDS Business has reviewed its needs in the United States for possible repatriation of undistributed earnings of its foreign subsidiaries and continues to invest foreign subsidiaries’ earnings outside of the United States to fund foreign investments or meet foreign working capital and property, plant and equipment expenditure needs. As a result, the BDS Business is permanently reinvested with respect to all of its historical foreign earnings as of September 30, 2025. Deferred taxes are not provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

BD conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. The BDS Business operations are included in the consolidated tax returns of BD. In evaluating the exposure associated with various tax filing positions, the BDS Business records accruals for uncertain tax positions, based on the technical support for the positions, past audit experience with similar situations, and the potential interest and penalties related to the matters. The effects of tax adjustments and settlements from taxing authorities are presented in the historical combined financial statements of the BDS Business in the period to which they relate as if the BDS Business was a separate filer.

The BDS Business maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, the BDS Business evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.

The BDS Business is subject to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The BDS Business has elected to account for its GILTI tax due as a period expense in the year the tax is incurred.

The BDS Business maintains income tax payable and receivable accounts for entities that are being contributed as part of the spin-off and file separate income tax returns. All other income tax payables and receivables are deemed to be settled with the tax-paying entities in their respective jurisdictions and are classified as changes in Net parent investment. However, the combined balance sheets reflect liabilities for unrecognized income tax benefits, along with related interest and penalties.

Additional disclosures regarding the BDS Business’s accounting for income taxes are provided in Note 11.

Segment Data

The BDS Business operates and reports its financial information as two segments. In making this determination, the BDS Business (i) determines its CODM; (ii) identifies and analyzes potential business components; (iii) identifies its operating segments and (iv) determines whether there are multiple operating segments requiring presentation as reportable segments. The BDS Business’s decision to report as two segments is based upon the following: (1) its internal organizational structure; (2) the manner in which its operations are managed; and (3) the criteria used by the BDS Business’s President, its CODM, to evaluate performance of the BDS Business and allocate resources and capital.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates or assumptions affect reported assets, liabilities, revenues and expenses, including determining the allocation of shared costs and expenses from BD, depreciable and amortizable lives, sales returns and allowances, rebate accruals, inventory reserves and taxes on income as reflected in the combined financial statements. Actual results could differ from these estimates.

Note 3 — Accounting Changes

New Accounting Principles Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard update that requires more disaggregated expense information about a public entity’s reportable segments on an annual and interim basis. This standard became effective for the BDS Business, on a retrospective basis, for its fiscal year 2025 reporting and for interim periods beginning in its fiscal year 2026. Disclosures regarding the BDS Business’s reportable segments are provided in Note 8.

In September 2022, the FASB issued an accounting standard update that requires additional qualitative and quantitative disclosures regarding supplier finance programs. The new disclosure requirements are intended to help investors better consider the effect of these programs on a company’s working capital, liquidity, and cash flows. The BDS Business adopted this accounting standard on October 1, 2023. Disclosures regarding the BDS Business’s supplier finance programs are provided in Note 10.

New Accounting Principles Not Yet Adopted

In September 2025, the FASB issued an accounting standard update to amend the criteria for capitalizing internal-use software costs. This update is intended to modernize the accounting for software costs by replacing the legacy guidance under which capitalization is based on the nature of costs and the project development stage. This update requires software capitalization to begin when (1) management has authorized and committed funding to the software project and (2) it is probable that the project will be completed, and the software will be used to perform the function intended. The update is effective for the BDS Business beginning in its fiscal year 2029, with early adoption permitted. The BDS Business is currently assessing the potential impact of this update on its combined financial statements.

In November 2024, the FASB issued an accounting standard update that requires the BDS Business to disclose more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization and depletion) included in each relevant income statement expense caption. The update is effective for the BDS Business beginning with its fiscal year 2028 reporting and for interim reporting beginning with its fiscal year 2029. Early adoption is permitted. The BDS Business is currently evaluating the impact that this update will have on its disclosures.

In December 2023, the FASB issued an accounting standard update that requires more disaggregated information to be included in the income tax rate reconciliation and income taxes paid annual disclosures. This update is effective for the BDS Business beginning in its fiscal year 2026 and the BDS Business is currently evaluating the impact that this update will have on its disclosures.

Note 4 — Parent’s Equity

Changes in certain components of Parent’s Equity were as follows:

(Millions of dollars)	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity
Balance, October 1, 2022	$2,738	$(231)	$2,507
Net income	415	—	415
Foreign currency translation	—	81	81
Net transfers to Parent	(100)	—	(100)

Balance, September 30, 2023	$3,053	$(150)	$2,903
Net income	321	—	321
Foreign currency translation	—	38	38
Net transfers to Parent	(410)	—	(410)

Balance, September 30, 2024	$2,964	$(112)	$2,852
Net income	353	—	353
Foreign currency translation	—	20	20
Net transfers to Parent	(257)	—	(257)

Balance, September 30, 2025	$3,060	$(92)	$2,968

Note 5 — Related Party Transactions and Parent Company Investment

Corporate and Life Sciences Segment Allocations

The BDS Business’s combined financial statements include general corporate expenses of BD and shared segment expenses, which were not historically allocated to the BDS Business for certain support functions that are centralized within the Parent and Life Sciences segment and not recorded at the business unit level, such as expenses related to the executive leadership team and other functions such as finance, human resources, information technology, facilities, and legal (collectively, “General Corporate Expenses”). For purposes of these combined financial statements, the General Corporate Expenses have been allocated to the BDS Business. The General Corporate Expenses are included in the combined statements of income in Cost of sales, Selling and administrative expense, Research and development expense and Other expense, net and, accordingly, as a component of Net parent investment on the combined balance sheets. These expenses have been allocated to the BDS Business on a pro rata basis of global revenues, regional revenues or headcount. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating General Corporate Expenses from BD, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect the BDS Business’s combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The BDS Business does not believe, however, that it is practicable to estimate what these expenses would have been had the BDS Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities.

The allocations of General Corporate Expenses are reflected in the combined statements of income as follows:

(Millions of dollars)	2025	2024	2023
Cost of sales	$45	$45	$41
Selling and administrative expense	299	318	317
Research and development expense	16	20	22
Other expense, net	1	(2)	(4)

Total General Corporate Expenses	$361	$381	$376

Parent Company Investment

All significant intercompany transactions between the BDS Business and BD have been included in the combined financial statements and are considered to be effectively settled at the time the transaction is closed. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Net parent investment.

The following table summarizes the components of the net transfers to Parent in Net parent investment for the years ended September 30, 2025, 2024 and 2023:

(Millions of dollars)	2025	2024	2023
Cash pooling and general financing activities (a)	$733	$906	$601
Corporate and segment allocations, excluding non-cash share-based compensation	(348)	(367)	(361)
Taxes deemed settled with parent	(76)	(69)	(66)
Net transfers to Parent as reflected in the combined statements of cash flows	309	470	174
Share-based compensation	(43)	(44)	(46)
Pension expense	(8)	(16)	(21)
Other transfers from Parent, net	(1)	—	(7)

Net transfers to Parent (Note 4)	$257	$410	$100

(a)

The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, cash balances are swept to BD on a daily basis under the BD Treasury function and the BDS Business receives capital from BD for its cash needs.

Note 6 — Commitments and Contingencies

Commitments

The BDS Business has certain future purchase commitments entered in the normal course of business to meet operational and capital expenditure requirements. As of September 30, 2025, these commitments totaled approximately $3 million, nearly all of which are expected to be expended within the next year.

Contingencies

The BDS Business regularly monitors and evaluates the status of product liability and other legal matters, and may, from time to time, engage in settlement and mediation discussions taking into consideration developments in the matters and the risks and uncertainties surrounding litigation. These discussions could result in settlements of one or more of these claims at any time. Although management currently believes that resolving claims against the BDS Business, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the BDS Business, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome resulting from legal matters or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the BDS Business.

Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the BDS Business’s results of operations in a given period.

Italy Legislation

In 2015, legislation was enacted in Italy which requires medical technology companies to make payments to the Italian government if Italy’s medical device expenditures exceed annual regional expenditure ceilings. The amount of these payments is based on the amount by which the regional ceilings for the given year were exceeded. Considerable uncertainty has existed regarding the enforceability and implementation of this payback legislation since it was enacted and the BDS Business, as well as other medical device companies, have filed appeals which challenge the enforceability of this legislation. In July 2024, the Italian Constitutional Court issued two judgments which concluded that the medical device payback legislation is constitutional. In fiscal year 2024, the BDS Business recorded an accrual of $17 million as an impact to Total net sales as a preliminary estimate of the liability related to this matter, which substantially relates to years prior to fiscal year 2024. During its fourth quarter of fiscal year 2025, the BDS Business made a payment to settle its obligations for calendar years 2015 through 2018 in accordance with an Economy Decree issued by the Italian government in June 2025 which allowed companies, upon their closure of all pending litigation relating to amounts due for calendar years 2015 through 2018, to pay 25% of the invoiced amounts for those years. No payment requests have been issued to the BDS Business for any subsequent years and ultimate resolution for amounts that may be due for these later years is unknown at this time. As such, it is possible that the amount of the BDS Business’s liability could differ from its currently accrued amount. Remaining accruals for this matter are recorded within Deferred Income Taxes and Other Liabilities on the combined balance sheet.

Note 7 — Revenues

The BDS Business sells products through the Biosciences and Diagnostic Solutions Business of BD. The Biosciences business sells immunology and cancer research solutions and related clinical diagnostics, including instruments & informatics and reagents, and has innovative single-cell multiomics tools. The Diagnostic Solutions business sells microbiology and infectious disease diagnostics, including molecular diagnostics, cervical cancer screening, microbiology automation and point-of-care offerings. These services and products are sold through independent distribution channels and directly by BD through sales representatives. End-users of the BDS Business’s products include healthcare institutions, physicians, life science researchers, clinical laboratories, the pharmaceutical industry, academic and government institutions and the general public. In the current and prior-year periods, the BDS Business generated revenues attributable to licensing, which includes consideration received in exchange for the use of the BDS Business’s intellectual property by third parties.

Timing of Revenue Recognition

The BDS Business’s revenues are primarily recognized when the customer obtains control of the product sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. Revenues associated with certain instruments and equipment for which installation is complex, and therefore significantly affects the customer’s ability to use and benefit from the product, are recognized when customer acceptance of these installed products has been confirmed. For certain service arrangements, including extended warranty and software maintenance contracts, revenue is recognized ratably over the contract term. The majority of revenues relating to extended warranty contracts associated with certain instruments and equipment is generally recognized within a few years, whereas deferred revenue relating to software maintenance contracts is generally recognized over a longer period.

Measurement of Revenues

The BDS Business acts as the principal in substantially all of its customer arrangements and as such, generally records revenues on a gross basis. Revenues exclude any taxes that the BDS Business collects from customers and remits to tax authorities.

Payment terms extended to the BDS Business’s customers are based upon commercially reasonable terms for the markets in which the BDS Business’s products are sold. Because the BDS Business generally expects to receive payment within one year or less from when control of a product is transferred to the customer, the BDS Business does not generally adjust its revenues for the effects of a financing component. Additional disclosures regarding the amounts recognized relating to allowance for doubtful accounts are provided in Note 13.

The BDS Business’s gross revenues are subject to a variety of deductions that are recorded in the same period that the underlying revenues are recognized. Such variable consideration includes rebates, sales discounts and sales returns. Because these deductions represent estimates of the related obligations, judgment is required when determining the impact of these revenue deductions on gross revenues for a reporting period. Rebates provided by the BDS Business are based upon prices determined under the BDS Business agreements primarily with its end-user customers. Additional factors considered in the estimate of the rebate liability include the quantification of inventory that is either in stock at or in transit to the BDS Business’s distributors, as well as the estimated lag time between the sale of product and the payment of corresponding rebates. Rebate liabilities classified as an offset to Trade receivables, net were $88 million, and $68 million at September 30, 2025 and 2024, respectively. Rebates recorded as a reduction of gross revenues during the years ended September 30, 2025, 2024 and 2023, were $444 million, $453 million and $449 million, respectively. For the same periods, sales discounts and sales returns recorded as a reduction of gross revenues were $116 million, $137 million and $162 million, respectively.

Disaggregation of Revenues

Revenues by geographic region for the years ended September 30, 2025, 2024 and 2023 consisted of:

(Millions of dollars)	2025	2024	2023
United States	$1,348	$1,361	$1,469
China	279	337	336
Other international (a)	1,669	1,645	1,589

Total	$3,296	$3,343	$3,394

(a)	During the years ended September 30, 2025, 2024 and 2023, no individual country other than the United States and China generated revenue that represented more than 10% of total revenues.

Costs to Obtain Revenue Contracts

Due to the nature of the majority of the products, the BDS Business typically does not incur costs to fulfill a contract in advance of providing the customer with goods or services. The BDS Business’s costs to obtain contracts are comprised of sales commissions, which are paid to employees or third-party agents. Sales commissions incurred by the BDS Business relate to revenue that is recognized over a period that is less than one year and, as such, the BDS Business has elected a practical expedient provided under ASC 606 to record its expense associated with sales commissions as it is incurred. Sales commissions are recorded within Selling and administrative expense in the combined statements of income.

Contract Assets and Liabilities

The BDS Business records contract liabilities when consideration from a customer is received prior to the satisfaction of performance obligations, such as extended warranty and software maintenance contracts, which are performed over time. These amounts are presented within Accrued expenses and other liabilities on the BDS Business’s combined balance sheet. As of September 30, 2025 and 2024, contract liabilities totaled approximately $145 million and $126 million, respectively.

Contract assets represent the BDS Business’s conditional right to consideration for revenue recognized from performance obligations that were satisfied or partially satisfied in advance of customer billings. These amounts are recorded within Prepaid expenses and other and Other assets on the combined balance sheets. The BDS Business’s contract asset balances as of September 30, 2025 and 2024 were $15 million and $13 million, respectively.

Remaining Performance Obligations

The BDS Business’s obligations relating to service contracts, and pending installations of equipment, represent unsatisfied performance obligations of the BDS Business. The revenues under existing contracts with original expected durations of more than one year, which are attributable to products and/or services that have not yet been installed or provided, are estimated to be approximately $247 million at September 30, 2025. The BDS Business expects to recognize the majority of this revenue over the next three years.

Some of the BDS Business’s contracts also contain minimum purchase commitments of reagents or other consumables and the future sales of these consumables represent additional unsatisfied performance obligations of the BDS Business. The revenue attributable to the unsatisfied minimum purchase commitment-related performance obligations, for contracts with original expected durations of more than one year, is estimated to be approximately $470 million at September 30, 2025. This revenue will be recognized over the customer relationship periods.

Note 8 — Segment Data

The BDS Business’s organizational structure is based upon two worldwide business segments: Biosciences and Diagnostic Solutions. The worldwide business segments are strategic businesses that are managed separately because each one develops, manufactures, and markets distinct products and services. The BD Life Sciences President is the BDS Business’s chief operating decision maker (“CODM”).

Biosciences

The Biosciences business offers a comprehensive portfolio of instruments, software and informatics, reagents, and single cell multiomics solutions, supporting the advanced analysis of cell populations for use in fields such as immunology, oncology, and infectious disease research. Its products are used by a broad range of customers, including academic and government institutions, pharmaceutical and biotechnology companies, and clinical laboratories. In addition to supporting basic research, the business provides essential tools that facilitate drug discovery and development, contributing to advancements in precision medicine, as well as tools for clinical diagnostics. Biosciences operates through a common global commercial infrastructure that includes a specialized sales force, technical application specialists and channel partners dedicated to serving the life sciences market.

Diagnostic Solutions

The Diagnostic Solutions business provides a broad range of diagnostic instrumentation, assays, consumables, automation, and informatics that support the detection, identification and drug susceptibility testing of infectious disease organisms. Key areas of focus are sepsis, tuberculosis, sexually transmitted infections, healthcare-associated infections, women’s health conditions, and cervical cancer screening. The Diagnostic Solutions portfolio employs several technologies and innovations, centered across three key areas, microbiology solutions, molecular diagnostics platforms, and diagnostic testing performed near the patient to deliver rapid results that can inform immediate care decisions designed to deliver rapid results in decentralized healthcare settings. These technologies serve a global customer base of hospitals, clinical laboratories, public health agencies and integrated delivery networks. The Diagnostic Solutions business plays a central role in improving clinical workflows, enhancing diagnostic accuracy, and supporting timely treatment decisions.

Additional Segment Information

Distribution of products is primarily through independent distribution channels, and directly to end-users by the BDS Business and independent sales representatives. No customer accounted for 10% or more of revenues in any of the three years presented.

The BDS Business presents segment results on a consistent basis with internal reporting regularly reviewed by the CODM, on both a reported and a foreign currency-neutral basis, to evaluate business segment performance, as compared to budget, and allocate resources such as capital and headcount. Business segment performance is evaluated based on operating income before taxes excluding certain corporate expenses and other adjustments that are not considered part of ordinary operations. Such adjustments primarily include: amortization and other adjustments related to the purchase accounting for acquisitions; amounts related to certain legal matters; costs associated with restructuring and integration activities; and costs incurred to develop processes and systems to establish initial compliance with the European Union Medical Device Regulation and the European Union In Vitro Diagnostic Medical Device Regulation. These amounts are included in the reconciliation of segment operating income to the BDS Business’s Income Before Income Taxes, below. Prior period segment expense amounts have been recast to conform to the current year presentation.

The BDS Business’s CODM does not receive any asset information by business segment and, as such, the BDS Business does not report asset information by business segment.

The BDS Business’s segment revenues are detailed below. The BDS Business has no intersegment revenues.

(Millions of dollars)	2025			2024			2023
	United States	International	Total	United States	International	Total	United States	International	Total
Biosciences	$593	$865	$1,458	$577	$935	$1,512	$603	$906	$1,509
Diagnostic Solutions	755	1,083	1,838	784	1,064	1,848	866	1,019	1,885

Total segment revenues	$1,348	$1,948	$3,296	$1,361	$1,999	$3,360	$1,469	$1,925	$3,394

Other (a)	$—	$—	$—	$—	$(17)	$(17)	$—	$—	$—

Total BDS Business	$1,348	$1,948	$3,296	$1,361	$1,982	$3,343	$1,469	$1,925	$3,394

(a)

Represents the recognition of an accrual relating to the Italian government medical device pay back legislation which substantially relates to years prior to fiscal year 2024. Such amounts were not allocated to the BDS Business’s reportable segments, and this matter is further discussed in Note 6.

The following tables include the significant expenses by segment that are regularly provided to the CODM and a reconciliation of segment operating income to Income Before Income Taxes.

Fiscal Year 2025

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Revenues	$1,458	$1,838	$3,296
Segment expenses:
Total cost of sales	561	1,018	1,579
% of revenues	38.5%	55.4%
Selling and administrative expense	247	301	548
% of revenues	16.9%	16.4%
Research and development expense	140	130	270
% of revenues	9.6%	7.1%

Segment Operating Income	$510	$389	$899
% of revenues	35.0%	21.2%

Unallocated items
Net interest income			2
Corporate administrative and other unallocated (a)			(398)
Specified items:
Purchase accounting adjustments (b)			(33)
Integration, restructuring and transaction expense (c)			(5)
Product, litigation, and other items (d)			(42)

Income Before Income Taxes			$423

Fiscal Year 2024

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Revenues	$1,512	$1,848	$3,360
Segment expenses:
Total cost of sales	581	1,049	1,630
% of revenues	38.4%	56.8%
Selling and administrative expense	239	293	532
% of revenues	15.8%	15.9%
Research and development expense	128	147	275
% of revenues	8.5%	8.0%
Other operating income, net	(1)	(1)	(2)
% of revenues	(0.1)%	(0.1)%

Segment Operating Income	$565	$360	$925
% of revenues	37.4%	19.5%

Unallocated items
Net interest income			2
Corporate administrative and other unallocated (a)			(416)
Specified items:
Purchase accounting adjustments (b)			(26)
Integration, restructuring and transaction expense (c)			(89)
Product, litigation, and other items (d)			(21)
European regulatory initiative-related costs (e)			(9)

Income Before Income Taxes			$366

Fiscal Year 2023

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Revenues	$1,509	$1,885	$3,394
Segment expenses:
Total cost of sales	589	1,025	1,614
% of revenues	39.0%	54.4%
Selling and administrative expense	242	284	526
% of revenues	16.0%	15.1%
Research and development expense	145	163	308
% of revenues	9.6%	8.6%
Other operating income, net	(4)	(1)	(5)
% of revenues	(0.3)%	(0.1)%

Segment Operating Income	$537	$414	$951
% of revenues	35.6%	22.0%

Unallocated items
Corporate administrative and other unallocated (a)			(413)
Specified items:
Purchase accounting adjustments (b)			(17)
Integration, restructuring and transaction expense (c)			(55)
European regulatory initiative-related costs (e)			(12)

Income Before Income Taxes			$454

(a)	Primarily comprised of corporate general and administrative expenses, share-based compensation expense, and foreign exchange.
(b)

Includes amortization and other adjustments related to the purchase accounting for acquisitions. The BDS Business’s amortization expense is recorded in Cost of sales across all years. The amortization in 2024 and 2023 is partially offset by amounts recorded in Selling and administrative expense related to the change in fair value of contingent consideration.

(c)	Represents amounts associated with restructuring and integration activities which are recorded in Integration, restructuring and transaction expense.
(d)

Includes certain items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include amounts related to certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount in 2025 included a non-cash asset impairment charge of $30 million recorded to Research and development expense to write down the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment which is further discussed in Note 10. The amount in 2024 included a $17 million accrual recorded in Total net sales relating to the Italian government medical device pay back legislation, which substantially relates to years prior to 2024 and is further discussed in Note 6.

(e)

Represents costs incurred to develop processes and systems to establish initial compliance with the European Union Medical Device Regulation, which constitute a significant, unusual change to the existing regulatory framework. The BDS Business considers these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These expenses, which are recorded in Cost of sales and Research and development expense, include the cost of labor, other services, and consulting (in particular, research and development and clinical trials) and supplies, travel, and other miscellaneous costs.

Segment information for both capital expenditures and depreciation and amortization is provided below:

(Millions of dollars)	2025	2024	2023
Capital Expenditures
Biosciences	$13	$23	$23
Diagnostic Solutions	37	41	50

Total Capital Expenditures	$50	$64	$73

Depreciation and Amortization
Biosciences	$51	$52	$52
Diagnostic Solutions	119	122	117

Total Depreciation and Amortization (a)	$170	$174	$169

(a)

Consists of depreciation and amortization amounts disclosed in Note 2 and Note 9 in addition to amortization of placed instruments of $71 million, $74 million, and $70 million and capitalized software amortization of $1 million, $1 million and $2 million in fiscal years 2025, 2024 and 2023, respectively.

Geographic Information

The countries in which the BDS Business has local revenue-generating operations have been combined into the following geographic areas: the United States (including Puerto Rico); EMEA (which includes Europe, the Middle East and Africa); Greater Asia (which includes countries in Greater China, Japan, South Asia, Southeast Asia, Korea, and Australia and New Zealand); and Other, which is comprised of Latin America (which includes Mexico and South America) and Canada.

Revenues to unaffiliated customers are generally based upon the source of the product shipment. Long-lived assets, which include net property, plant and equipment, are based upon physical location.

The table below shows revenues and long-lived assets by geographic area:

(Millions of dollars)	2025	2024	2023
Revenues
United States	$1,348	$1,361	$1,469
EMEA	994	956	909
Greater Asia	709	766	781
Other	245	260	235

	$3,296	$3,343	$3,394

Long-Lived Assets
United States	$1,836	$1,883	$1,625
EMEA	367	344	314
Greater Asia	174	181	175
Other	107	104	106

	$2,484	$2,512	$2,220

Note 9 — Goodwill and Intangible Assets

Intangible assets as of September 30 consisted of:

	2025			2024
(Millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying amount
Amortized intangible assets
Developed technology	$798	$(710)	$88	$787	$(687)	$100
Customer relationships	58	(33)	25	57	(29)	28
Patents, trademarks and other	218	(168)	50	212	(160)	52

Amortized intangible assets	$1,074	$(911)	$163	$1,056	$(876)	$180

Unamortized intangible assets
Acquired in-process research and development	$14			$44
Trademarks	2			2

Unamortized intangible assets	$16			$46

Intangible amortization expense was $38 million, $37 million, and $38 million in 2025, 2024, and 2023, respectively. The estimated aggregate amortization expense for the fiscal years ending September 30, 2026 to 2030 are as follows: 2026 — $33 million; 2027 — $18 million; 2028 — $16 million; 2029 — $15 million; 2030 — $14 million.

The following is a reconciliation of goodwill by business segment:

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Goodwill as of October 1, 2023	$448	$431	$879
Currency translation	5	2	7

Goodwill as of September 30, 2024	$453	$433	$886
Acquisitions (a)	4	—	4
Currency translation	4	2	6

Goodwill as of September 30, 2025	$461	$435	$896

(a)

Represents the goodwill recognized within the Biosciences segment in connection with the acquisition of NIRvana Sciences, Inc. during fiscal year 2025. This transaction is further discussed in Note 13.

Note 10 — Financial Instruments and Fair Value Measurements

Foreign Currency and Other Risks

The BDS Business has foreign currency exposures throughout the various countries in which it operates. BD uses derivative instruments at the corporate level to mitigate these exposures. BD does not enter into derivative financial instruments for trading or speculative purposes.

Transactional currency exposures that arise from entering into transactions, generally on an intercompany basis, in non-hyperinflationary countries that are denominated in currencies other than the functional currency are mitigated by BD primarily through the use of forward contracts that are recorded as undesignated hedges. In order to mitigate transactional foreign currency exposures resulting from anticipated intercompany purchases and sales denominated in a currency other than local functional currencies, BD entered into certain instruments such as foreign exchange forward and option contracts to hedge a portion of this currency risk, which are designated as cash flow hedges.

The BDS Business does not enter into any derivative transactions. Accordingly, derivative assets and liabilities held by BD at the corporate level and the related impacts recorded within BD’s Accumulated other comprehensive loss were not attributable to the BDS Business for any of the periods presented.

As the hedges of the transactional foreign exchange exposures resulting primarily from intercompany payables and receivables are undesignated hedges, the gains or losses on these instruments are recognized immediately in income. These gains and losses are largely offset by gains and losses on the underlying hedged items, as well as the hedging costs associated with the derivative instruments. Due to the BDS Business’s participation in BD’s hedging program, the BDS Business records an allocated portion of the impact of these activities. The net foreign exchange loss amounts recognized in Other expense, net during the years ending September 30, 2025, 2024 and 2023 were $7 million, $8 million, and $6 million, respectively.

Net gains or losses resulting from the change in fair value of the foreign exchange contracts designated as cash flow hedges are initially recorded by BD within Other comprehensive loss and reclassified into earnings upon the occurrence of the related underlying third-party transaction. If foreign exchange contracts designated as cash flow hedges are terminated prematurely as a result of the hedged transaction being probable of not occurring, the balance in Accumulated other comprehensive loss attributable to those derivatives is immediately reclassified into Net sales or Cost of sales (depending on whether the hedged item is an intercompany sale or purchase). Amounts reclassified from Accumulated other comprehensive loss into earnings related to these cash flow hedges were immaterial during 2025, and no amounts were reclassified from Accumulated other comprehensive loss into earnings relating to these cash flow hedges during 2024. BD did not have foreign exchange contracts designated as cash flow hedges during 2023. The amounts expected to be reclassified from Accumulated other comprehensive loss into earnings within the next 12 months, are not material to the BDS Business’s combined financial results.

Fair Value of Financial Instruments

The fair value of an asset or liability is the price that would be received to sell an asset or transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is applied to prioritize inputs used in measuring fair value. The three levels of inputs used to measure fair value are detailed below.

Level 1 — Inputs to the valuation methodology which represent unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2 — Inputs to the valuation methodology which include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability.

Level 3 — Inputs to the valuation methodology which are unobservable and significant to the fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, net and accounts payable, as reflected in the BDS Business’s combined balance sheets, approximates fair value due to the short-term maturities of these financial instruments.

Level 3 inputs were used to determine the fair value of contingent consideration owed by the BDS Business. As part of an acquisition entered into by the BDS Business in 2020, the BDS Business agreed to make contingent cash payments to the former owners of the acquired company based upon achievement of certain development related milestones following the acquisition date. As of September 30, 2025 and September 30, 2024, the fair value of the contingent consideration was determined to have a fair value of zero due to the remote likelihood of achieving certain development related milestones. The decreases in the fair value of the contingent consideration of $7 million and $17 million in the fiscal years ended 2024 and 2023, respectively were recorded within Selling and administrative expense. Additionally, further information about fair value measurements regarding the acquisition of NIRvana Sciences, Inc. (“NIRvana”) can be found in Note 13.

Nonrecurring Fair Value Measurements

Non-financial assets, including property, plant and equipment as well as intangible assets, are measured at fair value when there are indicators of impairment and these assets are recorded at fair value only when an impairment is recognized. These measurements of fair value are generally estimated, based upon a market participant’s perspective, using Level 3 inputs, including values estimated using the income approach.

During the fiscal year 2025, a non-cash asset impairment charge of $30 million was recorded to Research and development expense to write down the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment.

Concentration of Credit Risk

The BDS Business maintains cash deposits in excess of government-provided insurance limits. Such cash deposits are exposed to loss in the event of nonperformance by financial institutions. Substantially all of the BDS Business’s trade receivables are due from public and private entities involved in the healthcare industry. Due to the large size and diversity of the BDS Business’s customer base, concentrations of credit risk with respect to trade receivables are limited. The BDS Business does not normally require collateral.

The BDS Business continually evaluates its accounts receivables for potential collection risks. The BDS Business believes the current reserves related to all receivables are adequate and that concentration of credit risk will not have a material adverse impact on its financial position or liquidity.

Supplier Finance Programs

The BDS Business has agreements where participating suppliers are provided the ability to receive early payment of the BDS Business’s obligations at a nominal discount through supplier finance programs entered into with third party financial institutions. The BDS Business is not a party to these arrangements, and these programs do not impact the BDS Business’s obligations or affect the BDS Business’s payment terms, which generally range from 90 to 150 days. The agreements with the financial institutions do not require the BDS Business to pledge assets as security or provide other forms of guarantees for the supplier finance programs. Outstanding payables related to supplier finance programs are recorded within Accounts payable on the combined balance sheets. A rollforward of the BDS Business’s outstanding obligations under its supplier financing programs is provided below.

(Millions of dollars)
Balance at September 30, 2024	$14
Additions	89
Settlements	(79)

Balance at September 30, 2025	$24

Note 11 — Income Taxes

Provision for Income Taxes

The provision (benefit) for income taxes for the years ended September 30, 2025, 2024 and 2023 consisted of:

(Millions of dollars)	2025	2024	2023
Current:
Federal	$23	$19	$18
State and local	11	4	5
Foreign	63	67	67

	$97	$90	$90

Deferred:
Domestic	$(33)	$(41)	$(40)
Foreign	6	(4)	(11)

	(27)	(45)	(51)

Income tax provision	$70	$45	$39

The BDS Business’s domestic and foreign operations are included in BD’s domestic consolidated and foreign tax returns, and payments to most tax authorities are made by BD on the BDS Business’s behalf. The BDS Business files its own foreign tax return and makes its own foreign tax payments in Canada, China, and Spain. The BDS Business’s current tax liabilities computed under the separate return method are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against Net parent investment.

The components of Income Before Income Taxes for the years ended September 30, 2025, 2024 and 2023 consisted of:

(Millions of dollars)	2025	2024	2023
Domestic, including Puerto Rico	$113	$109	$155
Foreign	310	257	299

Income Before Income Taxes	$423	$366	$454

Unrecognized Tax Benefits

The table below summarizes the gross amounts of unrecognized tax benefits without regard to reduction in tax liabilities or additions to deferred tax assets and liabilities if such unrecognized tax benefits were settled. The BDS Business believes it is reasonably possible that the amount of unrecognized tax benefits will change during the next twelve months due to one or more of the following events: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which the BDS Business operates. However, the BDS Business does not expect changes to have a significant effect on its results of operations, financial condition, or cash flows.

	Fiscal Year
(Millions of dollars)	2025	2024	2023
Balance at October 1	$51	$47	$44
Increase due to current year tax positions	5	4	5
Increase due to prior year tax positions	—	—	10
Decrease due to prior year tax positions	(1)	—	(6)
Decrease due to settlements with tax authorities	—	—	(1)
Decrease due to lapse of statutes with limitations	(1)	(1)	(5)

Balance at September 30	$54	$50	$47

Unrecognized tax benefits that would affect the effective tax rate if recognized	$54	$50	$47

The following were included for the years ended September 30, 2025, 2024 and 2023 as a component of Income tax provision on the combined statements of income.

(Millions of dollars)	2025	2024	2023
Interest and penalties associated with unrecognized tax benefits	$12	$9	$6

BD conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. In most jurisdictions, the BDS Business has historically been included in BD’s income tax return filings. The IRS has completed its audit for the BD combined company through fiscal year 2017. The IRS is reviewing BD’s fiscal years 2018 through 2023. For the other major tax jurisdictions where BD conducts business, tax years are generally open after 2016.

Deferred Income Taxes

Deferred income taxes at September 30, 2025 and 2024 consisted of:

	2025		2024
(Millions of dollars)	Assets	Liabilities	Assets	Liabilities
Compensation and benefits	$21	$—	$24	$—
Property and equipment	—	48	—	54
Intangibles	—	43	—	50
Loss and credit carryforwards	145	—	113	—
Product recall and liability reserves	57	—	52	—
Capitalized research and development expenses	140	—	124	—
Other	12	3	15	2

	375	94	328	106
Valuation allowance	(153)	—	(120)	—

Net (a)	$222	$94	$208	$106

(a)	Net deferred tax assets are included in Other Assets and net deferred tax liabilities are included in Deferred Income Taxes and Other Liabilities on the combined balance sheets.

Deferred tax assets and liabilities are netted on the balance sheet by separate tax jurisdictions. The BDS Business asserts indefinite reinvestment for all historical unremitted foreign earnings as of September 30, 2025. Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries as of September 30, 2025 since the determination of the total amount of unrecognized deferred tax liability is not practicable.

Generally, deferred tax assets have been established as a result of net operating losses and credit carryforwards with expiration dates from 2032 to an unlimited expiration date. Valuation allowances have been established as a result of an evaluation of the uncertainty associated with the realization of certain deferred tax assets on these losses and credit carryforwards. Valuation allowances are also maintained with respect to state deferred tax assets, including losses and credit carryforwards that may not be realized. The net change during the year in the total valuation allowance is attributable to foreign losses, federal and state credit carryforwards, and certain state deferred tax assets and net operating losses carryforwards.

Tax Rate Reconciliation

A reconciliation of the federal statutory tax rate to the BDS Business’s effective income tax rate was as follows:

	2025	2024	2023
Federal statutory tax rate	21.0%	21.0%	21.0%
State and local income taxes, net of federal tax benefit	0.1	0.2	0.4
Foreign income tax at rates other than 21%	(11.9)	(9.5)	(7.3)
Effect of foreign operations	4.9	2.4	(1.4)
Effect of research credits and FDII	(1.9)	(3.0)	(3.9)
Effect of valuation allowance	3.8	1.6	0.6
Other, net	0.4	(0.3)	(0.8)

Effective income tax rate	16.4%	12.4%	8.6%

Tax Holiday

The approximate tax impact related to the tax holiday in which the BDS Business does business is provided below. The tax holiday expires in 2037. The BDS Business’s income tax payments, net of refunds are also provided below.

(Millions of dollars)	2025	2024	2023
Tax impact related to tax holiday	$102	$81	$73
Income tax payments, net of refunds	20	17	10

Tax Legislation

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted. The OBBBA introduces amendments to U.S. tax laws, effective on various dates from 2025 to 2027. The BDS Business is assessing the implications of this new U.S. tax legislation; however, it did not materially impact the BDS Business’s combined financial results from fiscal year 2025.

Note 12 — Leases

The BDS Business leases real estate, vehicles and other equipment which are used in their manufacturing, administrative, and research and development activities.

The BDS Business identifies a contract that contains a lease as one which conveys a right, either explicitly or implicitly, to control the use of an identified asset in exchange for consideration. The BDS Business’s lease arrangements are generally classified as operating leases. These arrangements have remaining terms ranging from less than one year to approximately 13 years and the weighted-average remaining lease term of the BDS Business’s leases is approximately 10.7 years as of September 30, 2025. An option to renew or terminate the current term of a lease arrangement is included in the lease term if the BDS Business is reasonably certain to exercise that option.

The BDS Business does not recognize a right-of-use asset and lease liability for short-term leases, which have terms of 12 months or less, on its combined balance sheets. For the longer-term lease arrangements that are recognized on the BDS Business’s combined balance sheets, the right-of-use asset and lease liability are initially measured at the commencement date based upon the present value of the lease payments due under the lease. These payments represent the combination of the fixed lease and fixed non-lease components that are due under the arrangement. The costs associated with short-term leases, as well as variable costs relating to the BDS Business’s lease arrangements, are not material to its combined financial results.

The implicit interest rates of the BDS Business’s lease arrangements are generally not readily determinable and as such, the BDS Business uses BD’s incremental borrowing rate, which is established based upon the information available at the lease commencement date, to determine the present value of lease payments due under an arrangement. The weighted-average incremental borrowing rate that has been applied to measure the BDS Business’s lease liabilities is 5.5%.

The BDS Business’s lease costs recorded in its combined statements of income for the years ended September 30, 2025, 2024 and 2023 were $50 million, $62 million, and $26 million, respectively. Lease costs include those related to real estate leases for the Milpitas, California and San Diego, California facilities that commenced in fiscal year 2024.

Cash payments arising from the BDS Business’s lease arrangements are reflected on its combined statements of cash flows as outflows used for operating activities. The right-of-use assets and lease liabilities recognized on the BDS Business’s combined balance sheet as of September 30, 2025, and 2024, were as follows:

(Millions of dollars)	September 30, 2025	September 30, 2024
Right-of-use assets recorded in Other Assets	$349	$377
Current lease liabilities recorded in Accrued expenses and other liabilities	$23	$26
Non-current lease liabilities recorded in Deferred Income Taxes and Other Liabilities	$252	$270

The BDS Business’s payments due under its operating leases are as follows:

(Millions of dollars)
2026	$37
2027	34
2028	31
2029	30
2030	30
Thereafter	208

Total payments due	370
Less: imputed interest	95

Total	$275

Note 13 — Supplemental Financial Information

Trade Receivables, Net

The BDS Business’s allowance for doubtful accounts reflects the current estimate of credit losses expected to be incurred over the life of its trade receivables. Such estimated credit losses are determined based on historical loss experiences, customer-specific credit risk, and reasonable and supportable forward-looking information, such as country or regional risks that are not captured in the historical loss information. Amounts are written off against the allowances for doubtful accounts when the BDS Business determines that a customer account is uncollectible. The amounts recognized in September 30, 2025 and 2024 relating to allowances for doubtful accounts and cash discounts, which are netted against trade receivables, are provided in the following table:

(Millions of dollars)	Allowance for Doubtful Accounts		Allowance for Cash Discounts	Total
Balance at October 1, 2022	$11		$1	$12
Additions charged to costs and expenses	3		18	21
Deductions and other	(3	) (a)	(18)	(21)

Balance at September 30, 2023	$11		$1	$12
Additions charged to costs and expenses	4		15	19
Deductions and other	(2	) (a)	(15)	(17)

Balance at September 30, 2024	$13		$1	$14

Additions charged to costs and expenses	4		13	17
Deductions and other	(2	) (a)	(13)	(15)

Balance at September 30, 2025	$15		$1	$16

(a)	Accounts written off.

Inventories, net

Inventories at September 30, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
Materials	$134	$134
Work in process	137	108
Finished products	472	453

Total inventories, net	$743	$695

Property, Plant and Equipment, Net

Property, plant and equipment, net at September 30, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
Land	$14	$14
Buildings	542	529
Machinery, equipment and fixtures	752	725
Leasehold improvements	17	17
Construction in progress	158	167

	1,483	1,452
Less: accumulated depreciation	836	790

Total property, plant and equipment, net	$647	$662

Prepaid Expenses and Other

Prepaid expenses and other at September 30, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
Net investment in sales-type leases	$22	$21
Contract assets	15	13
Royalty receivables	4	7
Notes receivable non-trade(a)	—	11
Deposits, bids and advances	15	14
VAT taxes (b)	11	13
Income tax receivable	42	35
Other	24	19

Total	$133	$133

(a)

During fiscal year 2025, a loss of $10 million was recorded to Other expense, net, related to the settlement of an investment made by the Diagnostic Solutions segment, which included the write-off of non-trade notes receivable associated with the investment.

(b)	Value Added Tax.

Other Assets

Other assets at September 30, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
Placed instruments, net	$177	$164
Right-of-use assets	349	377
Deferred income tax assets noncurrent, net of valuation allowance	159	133
Other	77	64

Total	$762	$738

Deferred Income Taxes and Other Liabilities

Deferred income taxes and other liabilities at September 30, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
Deferred income	$23	$26
Lease liability (a)	252	270
Deferred income tax	31	31
Employee benefit obligations	18	17
Income tax reserves (b)	66	59
Other	23	24

Total	$413	$427

(a)	Includes the BDS Business’s lease obligations for the Milpitas, California and San Diego, California facilities, as further discussed in Note 12.
(b)	FIN 48 Uncertain Tax Liability and any correlated interest/penalties.

NIRvana Sciences Acquisition

On May 1, 2025, the BDS Business acquired 100% of the equity of NIRvana, a North Carolina-based developer of synthetic bacteriochlorin and fluorescent dyes. The acquisition is intended to complement the Biosciences business’s products using a flow cytometry approach that captures full emission spectra from fluorochromes to enable better separation of overlapping signals in high-parameter panels. The acquisition was accounted for under the acquisition method of accounting for business combinations. The total purchase price of $15 million includes an upfront cash payment of $12 million and an additional $3 million that is contingent upon the sellers achieving a knowledge transfer milestone within two years following the closing date. The fair value of the contingent consideration was estimated using the probability-weighted expected return method.

The assets acquired and liabilities assumed in this acquisition included a developed technology intangible asset of $12 million and $1 million of other net liabilities. The goodwill recorded from the excess of the purchase price over the fair value of the acquired net assets was $4 million, which related to the future economic benefits arising from synergies and growth opportunities within the Biosciences business. The goodwill is not deductible for tax purposes.

The acquired business did not contribute to revenues and had an immaterial impact to earnings for the period from May 1, 2025 to September 30, 2025.

Note 14 — Subsequent Events

Management has evaluated subsequent events through December 11, 2025, the date the combined financial statements were available to be issued. Based on this review, management did not identify any subsequent events that would have required adjustment or disclosure in the combined financial statements.